PHOTRONICS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measure
Reconciliation of GAAP Net Income to Non-GAAP EBITDA
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	May 3,	May 4,	May 3,	May 4,
	2015	2014	2015	2014
GAAP Net Income (a)	$12,156	$15,950	$19,298	$17,992

Add: interest expense	1,233	1,816	2,603	3,800
Add: income tax expense	1,252	2,032	4,386	4,747
Add: depreciation and amortization	19,293	18,550	39,900	35,972
Add (less): special items (b)	912	(13,310)	2,738	(11,768)
Non-GAAP EBITDA	$34,846	$25,038	$68,925	$50,743

(a)	Includes net income attributable to noncontrolling interests.

(b)	Special items consist of stock compensation expense, and in 2015 financing expenses in connection with the exchange of $57.5 million of 3.25% convertible senior notes, and in 2014 noncash gain on acquisition of DNP Photomask Technology Taiwan, Co., Ltd., a wholly-owned subsidiary of Dai Nippon Printing Co., Ltd., and related acquisition transaction expenses.